

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000786622
<NAME>                        Krupp Insured Plus LTD Partnership

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                              Dec-31-1998
<PERIOD-END>                                   Dec-31-1998
<CASH>                                         3,653,130
<SECURITIES>                                   52,954,543<F1>
<RECEIVABLES>                                  367,780
<ALLOWANCES>                                   0
<INVENTORY>                                    0
<CURRENT-ASSETS>                               392,159<F2>
<PP&E>                                         0
<DEPRECIATION>                                 0
<TOTAL-ASSETS>                                 57,367,612
<CURRENT-LIABILITIES>                          20,198
<BONDS>                                        0
<PREFERRED-MANDATORY>                          0
<PREFERRED>                                    0
<COMMON>                                       56,483,615<F3>
<OTHER-SE>                                     863,763<F4>
<TOTAL-LIABILITY-AND-EQUITY>                   57,367,612
<SALES>                                        0
<TOTAL-REVENUES>                               4,823,813<F5>
<CGS>                                          0
<TOTAL-COSTS>                                  0
<OTHER-EXPENSES>                               652,799<F6>
<LOSS-PROVISION>                               0
<INTEREST-EXPENSE>                             0
<INCOME-PRETAX>                                4,171,014
<INCOME-TAX>                                   0
<INCOME-CONTINUING>                            4,171,014
<DISCONTINUED>                                 0
<EXTRAORDINARY>                                0
<CHANGES>                                      0
<NET-INCOME>                                   4,171,014
<EPS-PRIMARY>                                  0<F7>
<EPS-DILUTED>                                  0<F7>

<F1>Includes   Participating  Insured  Mortgages  ("PIMs")  of  $29,074,105 and
  Mortgage-Backed  Securities  ("MBS")  of $23,880,438.
<F2>Includes  prepaid  acquisition  fees and expenses of $844,252 net of accumulated amortization of $590,032 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $193,113.
<F3>Represents  total  equity of General  Partners  and Limited  Partners.
General Partners deficit of ($237,028) and Limited Partners equity of $56,720,679.
<F4>Unrealized gains on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $101,057 of amortization of prepaid fees and expenses.
<F7>Net income allocated $125,130 to the General Partners and $4,045,884 to the
Limited Partners. Average net income per Limited Partner interest is $.54 on 7,500,099 Limited Partner interests outstanding.


